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                                                                      EXHIBIT 12

                                [FORM OF OPINION]


_____________ __, 2004



STI Classic Funds
101 Federal Street
Boston, Massachusetts  02210

Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF DECEMBER 17, 2004 (THE "AGREEMENT"), BY AND BETWEEN THE AGGRESSIVE GROWTH STOCK FUND (THE "ACQUIRING FUND"), A SERIES OF THE STI CLASSIC FUNDS (THE "TRUST") AND THE INFORMATION AND TECHNOLOGY FUND (THE "TRANSFERRING FUND"), A SERIES OF THE TRUST

Ladies and Gentlemen:

                  You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Transferring Fund and the Acquiring Fund that will consist of (i) the transfer of all of the assets of the Transferring Fund to the Acquiring Fund, in exchange solely for Class A, L, and T shares of the Acquiring Fund (collectively, the "Acquiring Fund Shares"), (ii) the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund (except those for which specific reserves, if any, have been set aside), and (iii) the distribution of the Acquiring Fund Shares to the shareholders of the Transferring Fund(1) in complete liquidation of the Transferring Fund, all upon the terms and condition set forth in the Agreement (the "Reorganization").

                  In rendering our opinions, we have reviewed and relied upon
(a) the Agreement, (b) the Proxy/Prospectus materials provided to shareholders of the Transferring Fund on Form N-14 in connection with the Special Meeting of Shareholders of the Transferring Fund held on December 27, 2004, (c) certain representations concerning the Reorganization made to us by the Trust, on behalf of its series, in a letter dated ________ __, 2004 (the "Representation Letter"), (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

                  For purposes of our opinions, we have assumed that the Transferring Fund and the Acquiring Fund as of the Effective Time of the Reorganization each satisfy, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company ("RIC").


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(1) In the distribution, Transferring Fund shareholders who hold Transferring
    Fund Class A, L, or T shares will receive Acquiring Fund Class A, L, or T shares, respectively.



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STI Classic Funds
_____________ __, 2004
Page 2


                  Under regulations to be prescribed by the Secretary of Treasury under Section 1276(d) of the Code, certain transfers of market discount bonds will be excepted from the requirement that accrued market discount be recognized on disposition of a market discount bond under Section 1276(a) of the Code. Such regulations are to provide, in part, that accrued market discount will not be included in income if no gain is recognized under Section 361(a) of the Code where a bond is transferred in an exchange qualifying as a tax-free reorganization under the Code. As of the date hereof, the Secretary has not issued any regulations under Section 1276 of the Code.

                  Based on the foregoing and provided the Reorganization is carried out in accordance with the laws of the Commonwealth of Massachusetts, the Agreement, and the Representation Letter, it is our opinion that:

                  1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Transferring Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                  2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Transferring Fund solely in exchange for Acquiring Fund Shares (except to the extent that such assets consist of contracts described in Section 1256 of the Code) and the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund (except those, if any, for which specific reserves have been set aside) pursuant to Section 1032(a) of the Code.

                  3. No gain or loss will be recognized by the Transferring Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Transferring Fund (except those, if any, for which specific reserves have been set aside) or upon the distribution of Acquiring Fund Shares to shareholders of the Transferring Fund pursuant to Sections 361(a) and (c) and 357(a) of the Code. We express no opinion as to whether any accrued market discount will be required to be recognized as ordinary income pursuant to
Section 1276 of the Code.

                  4. No gain or loss will be recognized by the shareholders of the Transferring Fund upon the exchange of their shares of the Transferring Fund for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

                  5. The aggregate tax basis of Acquiring Fund Shares received by each shareholder of the Transferring Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Transferring Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.



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STI Classic Funds
_____________ __, 2004
Page 3


                  6. The holding period of the Acquiring Fund Shares received by the shareholders of the Transferring Fund (including fractional shares to which they may be entitled) will include the holding period of the Transferring Fund shares surrendered in exchange therefor, provided that the Transferring Fund shares were held as a capital asset as of the Effective Time of the Reorganization pursuant to Section 1223(1) of the Code.

                  7. The tax basis of the assets of the Transferring Fund received by the Acquiring Fund will be the same as the tax basis of such assets to the Transferring Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

                  8. The holding period of the assets of the Transferring Fund received by the Acquiring Fund will include the period during which such assets were held by the Transferring Fund pursuant to Section 1223(2) of the Code.

                  9. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Transferring Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

                  Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

                  Our opinions are conditioned upon the performance by the Trust, on behalf of the Acquiring Fund and the Transferring Fund, of its undertakings in the Agreement and the Representation Letter.

                  Our opinions are being rendered to the Trust on behalf of the Acquiring Fund and the Transferring Fund, and may be relied upon only by the Trust, its Board of Trustees, the Transferring Fund, the Acquiring Fund, and the shareholders of the Transferring Fund and the Acquiring Fund.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14. In giving this consent, we do not concede that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act.

Very truly yours,